Exhibit 1.1

The Companies Act 2006

Company Limited by Shares

ARTICLES OF ASSOCIATION

of

Wise plc

(Company No. 13211214)

The Companies Act 2006

Company Limited by Shares

Articles of Association

of

Wise plc (the “Company”)

(as amended by a special resolution passed on 28 July 2025)

Preliminary

1	Default Articles not to apply

Neither the regulations in The Companies (Model Articles) Regulations 2008 nor any other articles or regulations prescribing forms of articles which may apply to companies under the Legislation or any former enactment relating to companies shall apply to the Company.

2	Liability of members

The Company is a public limited company, which means that each member’s liability is limited to the amount (if any) unpaid on the shares held by them.

Shares

3	Shares and special rights

3.1

The Class B Shares shall rank pari passu with the Class A Shares, save as otherwise provided in these Articles. The rights and restrictions attached to the Class B Shares are as set out in Articles 6, 7, 10, 11, 13, 15, 38, 40, 76, 77, 86 and 87 below.

3.2

Without prejudice to any rights attached to any existing shares, the Company may issue shares with such rights or restrictions as determined by either the Company by ordinary resolution or, if the Company passes a resolution to so authorise them, the Directors.

4	Commissions on issue of shares

The Company may pay a commission to any person who: (i) subscribes or agrees to subscribe for shares; or (ii) procures or agrees to procure subscriptions for shares. Such payment may be in cash and/or by allotting fully or partly paid shares or other securities.

5	Fractions arising on consolidation, subdivision or capitalisation

5.1

Whenever as a result of a subdivision, consolidation or capitalisation of shares any members would become entitled to fractions of a share, the Directors may (subject to the provisions of these Articles):

5.1.1

in relation to fractions arising in respect of a subdivision or consolidation, sell the shares representing the fractions for the best price reasonably obtainable (including to the Company) and distribute the net proceeds of sale to those members in proportion to their shareholdings; and

5.1.2	in relation to fractions arising in connection with a capitalisation (including an issuance of shares), deal with any fractional entitlements as they think fit.

5.2

Where any member’s entitlement to a portion of the proceeds of sale amounts to less than a minimum figure determined by the Directors, that member’s portion may, at the Directors’ discretion, be distributed to an organisation which is a charity for the purposes of the law of England and Wales.

6	Capitalisation of profits and reserves

6.1	The members can pass an ordinary resolution to allow the Directors to change into capital any sum:

6.1.1	which is part of any of the Company’s reserves (including premiums received when any shares were issued, capital redemption reserves or other undistributable types of reserves); or

6.1.2	which the Company is holding as retained and undistributed profits.

6.2	The Directors may apply any such capitalised sum:

6.2.1

in paying up any new shares in the Company to be allotted as fully paid shares to entitled members or to non-members as the members may direct (and, for the avoidance of doubt, any new Class A Shares issued in this way shall carry rights on a liquidation or winding up in accordance with Article 86);

6.2.2	towards paying up any amounts unpaid on existing shares held by entitled members; and/or

6.2.3	in paying up new debentures of the Company which are then allotted credited as fully paid to the entitled members or as they may direct,

in each case in proportion to the number of shares held by entitled members on the date the resolution is passed in accordance with Article 6.1, unless the resolution states otherwise, in which case the Directors may apply such sum in such other proportions and manner as stated in the resolution.

6.3	Unless the ordinary resolution passed under Article 6.1 provides otherwise, if the Company holds treasury shares on the date determined under Article 6.2:

6.3.1	it shall be treated as an entitled member; and

6.3.2	all such shares held by it as treasury shares shall be included in determining the proportions in which the capitalised sum is set aside.

Share Certificates

7	Issue of share certificates

7.1

Subject to Articles 7.5 and 13.3, the Company shall, on request, issue a share certificate to every person whose name is entered in the Register in respect of shares in certificated form, except where the Legislation allows the Company not to issue a certificate.

7.2	Subject to Article 9, the Company shall issue share certificates without charge.

7.3

Where shares are held jointly by Joint Holders, the Company is not required to issue more than one certificate in respect of those shares, and delivery of a certificate to one Joint Holder shall be sufficient delivery to them all.

7.4	Each certificate must be in respect of one class of shares only. If a member holds more than one class of shares, separate certificates must be issued to that member in respect of each class.

7.5

The Company shall not issue a share certificate to any person in respect of Class B Shares. Class B Shares are to be held in uncertificated form with the registered ownership of Class B Shares to be evidenced by reference to the Company’s Register.

8	Form of share certificate

Every share certificate shall specify the number and class of shares to which it relates, the nominal value of those shares, the amount paid up on them and any distinguishing numbers assigned to them.

9	Replacement of share certificates

9.1	The Company may decline a member’s request to issue a consolidated share certificate or to replace a consolidated share certificate with two or more separate share certificates.

9.2	If a share certificate is damaged or defaced or alleged to have been lost, stolen or destroyed, the member shall be issued a new certificate representing the same shares upon request.

9.3	No new share certificate will be issued pursuant to this Article 9 unless the relevant member, having paid such reasonable fee as the Directors may decide, has:

9.3.1	first delivered the old certificate or certificates to the Company for cancellation; or

9.3.2	complied with such conditions as to evidence and indemnity as the Directors may think fit.

9.4	In the case of shares held jointly by Joint Holders, any request pursuant to this Article 9 may be made by any one of the Joint Holders.

Shares not held in Certificated Form

10	Uncertificated shares

10.1	Any share of the Company may be issued or held, so that:

10.1.1	it is not evidenced by a certificate; or

10.1.2	it may be transferred without a certificate.

10.2	The Directors have power to take such steps as they think fit in relation to:

10.2.1	the evidencing of and transfer of title to uncertificated shares (including in connection with the issue of such shares);

10.2.2	any records relating to the holding of uncertificated shares;

10.2.3	the conversion of certificated shares into uncertificated shares; or

10.2.4	the conversion of uncertificated shares into certificated shares.

10.3	The Company may by notice to the holder of a share require that share:

10.3.1	if it is uncertificated, to be converted into certificated form; and

10.3.2	if it is certificated, to be converted into uncertificated form,

to enable it to be dealt with in accordance with the Articles.

10.4	Unless the Directors resolve otherwise, the Directors must treat a member’s shares which are held in certificated form and in uncertificated form as separate shareholdings.

10.5	A class of shares must not be deemed two classes simply because some shares of that class are held in certificated form and others are held in uncertificated form.

Variation of Rights

11	Manner of variation of rights

11.1	Subject to Article 11.2, whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any class may be varied or cancelled with:

11.1.1	the written consent of the holders of three-quarters in nominal value of the issued shares of the class (excluding any shares held as treasury shares); or

11.1.2	a special resolution passed at a separate meeting of the holders of the shares of the class.

11.2	The special rights attaching to each of the Class A Shares and the Class B Shares shall not be varied or cancelled without:

11.2.1	a special resolution passed at a separate meeting of the holders of Class A Shares in respect of a variation or cancellation of Class B Share rights; and

11.2.2	a special resolution passed at a separate meeting of the Class B Shares (for as long as any Class B Shares are in issue) in respect of a variation or cancellation of Class A Share rights.

11.3	The provisions of these Articles relating to General Meetings shall apply to any separate meetings of a class of shareholders, except that:

11.3.1	the necessary quorum shall be at least two persons holding or representing by proxy at least one third in nominal value of the issued shares of the relevant class;

11.3.2	subject to Article 38, every holder of shares of the class present in person or in proxy shall on a poll have one vote for every share of the class held by such holder; and

11.3.3	if a meeting is adjourned for any reason, including a lack of quorum, the adjourned meeting may be held less than 10 clear days after the original meeting, despite Article 27.2.

11.4

The provisions of this Article 11 shall apply to the variation or cancellation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated form a separate class, the special rights of which are to be varied.

12	Matters not constituting variation of rights

The special rights attached to any class of shares having preferential rights shall not, unless otherwise expressly provided by their terms of issue, be deemed to be varied by:

12.1	the creation or issue of further shares ranking, as regards participation in the dividends or assets of the Company, in some or all respects equally with them but in no respect in priority to them; or

12.2	the purchase or redemption by the Company of any of its own shares in accordance with these Articles.

13	Allotment of Class B Shares and Holdings of Corresponding Class A Shares

13.1	In respect of the allotment of Class B Shares:

13.1.1

subject to the provisions of Section 551 of the Companies Act, the Board may approve the issue and allotment of such number of Class B Shares as is required to satisfy the Share for Share Exchange and allot and issue Class B Shares to the Initial Class B Shareholders in the amounts and proportions as are required to satisfy the Share for Share Exchange (and as set out in Schedule 1) (the “Class B Share Issue”); and

13.1.2

Class B Shares may be issued and allotted pursuant to the Class B Share Issue on a non-pro rata basis and paid up by the capitalisation of any sum standing to the credit of the Company’s reserve accounts or profit and loss account in accordance with Article 6.

13.2	The Initial Class B Shares may only be allotted and issued together with Corresponding Class A Shares, pursuant to the Share for Share Exchange.

13.3

Corresponding Class A Shares are to be held in uncertificated form and their ownership is to be evidenced by reference to the Company’s Register. Registered holders of Corresponding Class A Shares can request the issuance of a share certificate in respect of such Corresponding Class A Shares in accordance with Article 7. As set out in Article 15.2 below, each Class B Share shall immediately cease to carry any entitlement to voting rights on the issuance of a share certificate in respect of its Corresponding Class A Share.

Transfer of Shares

14	Form of transfer

14.1	All transfers of shares which are in certificated form may be effected in writing in any form acceptable to the Directors.

14.2	The instrument of transfer shall be signed by the transferor or on their behalf.

14.3	The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the Register in respect of those shares.

14.4	All instruments of transfer which are registered may be retained by the Company.

14.5

All transfers of shares which are in uncertificated form (save, for the avoidance of doubt, for Class B Shares which are non-transferable) shall be effected by means of a Relevant System in accordance with the CREST Regulations or otherwise in accordance with the Legislation.

15	Non-transferability of Class B Shares

15.1

Class B Shares are strictly non-transferable, non-tradeable and non-distributable to any person or entity whatsoever. The Directors must not approve any instrument of transfer in respect of any Class B Shares.

15.2	Each Class B Share shall immediately cease to carry any entitlement to voting rights in any of the following circumstances:

15.2.1	the relevant Class B Shareholder being issued a share certificate in respect of that Class B Share’s Corresponding Class A Share;

15.2.2

the Class B Shareholder’s Corresponding Class A Share relating to that Class B Share being deposited into any depositary for equity securities, as defined in Sections 560(1) to (3) inclusive of the Companies Act;

15.2.3	the death of the Class B Shareholder;

15.2.4	the purported trade and/or transfer of the beneficial and/or legal interest of the relevant Class B Share;

15.2.5	the purported trade and/or transfer of the beneficial and/or legal interest of a Class B Shareholder’s Corresponding Class A Share relating to the relevant Class B Share;

15.2.6	any indirect change in control in respect of the Class B Shareholder (as determined by the Board); or

15.2.7	23:59 (London time) on the fifth anniversary following Admission.

15.3	Following any Class B Share ceasing to carry any entitlement to voting rights in accordance with Article 15.2:

15.3.1	no entitlement to voting rights may be reinstated in respect of such Class B Share at any time; and

15.3.2

the Company may, in its sole discretion, redeem any such Class B Share for no consideration at such time, and in such manner, as the Directors may determine and, upon such redemption, each such Class B Share shall be cancelled.

16	Right to refuse registration

16.1	The Directors may decline to register any transfer of shares in certificated form unless:

16.1.1	the instrument of transfer is in respect of only one class of share;

16.1.2

the instrument of transfer is lodged (duly stamped if required) at the Transfer Office accompanied by the relevant share certificate(s) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer or, if the instrument of transfer is executed by some other person on the transferor’s behalf, the authority of that person to do so; and

16.1.3	it is fully paid.

16.2	The Directors may also refuse to register an allotment or transfer of shares (whether fully paid or not) in favour of more than four persons jointly.

Persons automatically entitled to shares by law

17	Persons entitled to shares on death

17.1	Subject to Article 15.2, if a member dies, the only persons the Company shall recognise as having any title to such member’s interest in the shares shall be:

17.1.1	the survivors or survivor where the deceased was a Joint Holder; and

17.1.2	the executors or administrators of the deceased where the deceased was a sole or only surviving holder.

18	Election by persons entitled to shares by operation of law

18.1	A person becoming entitled to a share (excluding Class B Shares) in consequence of the death or bankruptcy of a member or otherwise by operation of law may either:

18.1.1	be registered as the holder of the share upon giving to the Company notice in writing to that effect; or

18.1.2	transfer such share to some other person,

upon supplying to the Company such evidence as the Directors may reasonably require to show such person’s title to the share.

18.2

All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall apply to any such notice or transfer as if the notice or transfer were a transfer made by the member registered as the holder of any such share.

18.3

The Company may give notice requiring a person entitled to a share to make the election referred to in Article 18.1. If such notice is not complied with within one year of being sent, the Company may register that person as the holder of that share.

19	Rights of persons entitled to shares by operation of law

A person becoming entitled to a share (excluding Class B Shares) as a result of the death or bankruptcy of a member or by operation of law, shall be entitled to the same dividends and other advantages as a registered holder of the share upon supplying to the Company such evidence as the Directors may reasonably require to show such person’s title to the share.

20	Prior notices binding

If a notice is given to a member in respect of a share, a person entitled to that share is bound by the notice if it was given to the member before the name of the person entitled was entered into the Register.

Untraced Shareholders

21	Untraced shareholders

21.1	Except for Class B Shares, the Company is entitled to sell any shares in circumstances where:

21.1.1

during the period of 12 years before the sending of the notice referred to in Article 21.1.2, the relevant registered member has been entered in the Company’s Register and at least three dividends in respect of the shares have become payable and no dividends have been claimed by that member;

21.1.2	following the expiry of the 12-year period referred to in Article 21.1.1, the Company has sent a notice:

(i)	in hard copy form to the last known physical address that the Company has for the relevant holder; or

(ii)	in electronic form to the last known email address that the Company has for the relevant holder,

stating the Company’s intention to sell the relevant shares. Before sending such notice, the Company must have used reasonable efforts to trace the relevant holder or person entitled by operation of law to such shares; and

21.1.3	during the period of three months following the Company sending the notice referred to in Article 21.1.2 the Company has not received any communication from the relevant holder.

21.2

The Company is also entitled to sell any additional shares in the Company held by a relevant holder under Article 21.1 that were issued by the Company during the 12-year period referred to in Article 21.1.1, if and provided that:

21.2.1	the criteria in Articles 21.1.2 and 21.1.3 are satisfied in relation to the additional shares (but as if the words “following the expiry of the 12-year period” were omitted from Article 21.1.2); and

21.2.2	no dividend on such additional shares has been claimed by the relevant holder.

21.3	The net proceeds of such sale (after payment of the costs of the sale) shall be forfeited by the relevant holder and shall belong to the Company.

General Meetings

22	Annual General Meetings

An Annual General Meeting shall be held in each period of six months beginning with the day following the Company’s accounting reference date, at such date and time decided by the Directors.

23	Convening of General Meetings

23.1	The Directors may proceed to convene a General Meeting whenever they think fit.

23.2

The Directors are required to convene a General Meeting if the Company receives requests to do so from members representing at least 5% of the paid up share capital of the Company, in accordance with the Companies Act.

24	Postponement or cancellation of General Meetings

24.1

The Directors may resolve to postpone or cancel any General Meeting or move the place or places (including, for a combined physical and electronic General Meeting, electronic platform) of such meeting before the time at which it is to be held.

24.2

The Directors may give notice of a postponement or cancellation or move as they think fit but any failure to give notice of a postponement or cancellation or move does not invalidate the postponement or cancellation or move or any resolution passed at a postponed or moved meeting. Notice of the business of a postponed or moved meeting does not need to be given again.

24.3

If a meeting is postponed or moved, the appointment of a proxy for that meeting is valid if it is done in accordance with these Articles and received not less than 48 hours before the commencement of the postponed or moved meeting to which it relates. The Directors may also postpone or cancel or move a postponed or moved meeting under this Article 24.

Notice of General Meetings

25	Notice of General Meetings

25.1

The Company may determine that only those persons entered on the Register at the close of business on a day decided by the Company, such day being no more than 21 days before the day that notice of the meeting is sent, shall be entitled to receive such a notice.

25.2

The Company must specify in the notice of a meeting a time (not more than 48 hours before the time fixed for the meeting) by which a person must be entered on the Register in order to have the right to attend or vote at the meeting.

Proceedings at General Meetings

26	Chair

The Chair of the Board of Directors shall preside as chair of any General Meeting at which the Chair is present (as long as the Chair is willing to do so). If the Chair of the Board of Directors is not present or is unwilling, the Senior Independent Director, failing whom any Director present and willing to act and, if more than one, chosen by the Directors present at the meeting, shall preside as chair. If no Director is present within 10 minutes after the time appointed for holding the meeting and willing to act as chair, a member may be elected to be the chair by a resolution of the Company passed at the meeting.

27	Requirement for Quorum at General Meetings

27.1	No business other than the appointment of a chair shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business.

27.2

If within five minutes from the time selected for a General Meeting (or such longer time as the chair of the meeting thinks fit) a quorum is not present, or if during the meeting a quorum ceases to be present:

27.2.1	if the meeting was called by any shareholder(s), it shall be dissolved; and

27.2.2	in the case of any other meeting, it shall be adjourned to another day, time and place as may be decided by the Chair that is at least 10 clear days after the original General Meeting.

28	Adjournment

28.1	The chair of any General Meeting at which a quorum is present may adjourn the meeting if:

28.1.1	the members consent to an adjournment by passing an ordinary resolution;

28.1.2	the chair considers it necessary to restore order or to otherwise facilitate the proper conduct of the meeting; or

28.1.3

the chair considers it necessary for the safety of the people attending the meeting (including if there is insufficient room at the meeting venue to accommodate everyone who wishes to, and is entitled to, attend).

28.2	The chair of any General Meeting at which a quorum is present must adjourn the meeting if requested to do so by a majority of Directors at the meeting.

28.3

If the chair adjourns a meeting, the chair may specify the time and place or places and (if applicable for a combined physical and electronic General Meeting) electronic platform to which it is adjourned. Where a meeting is adjourned without specifying a new time and place or places and (if applicable) electronic platform, the time and place or places and (if applicable) electronic platform for the adjourned meeting shall be fixed by the Chair.

28.4	The only business that can be discussed and implemented at an adjourned meeting is the business lawfully proposed at the original General Meeting.

29	Notice of adjourned meeting

No notice is required for an adjourned meeting if the chair of the original meeting announces the time and place of the adjourned meeting at the original meeting. If the time and place of the adjourned meeting are not announced at the original meeting, the Company must give at least three days’ notice of the adjourned meeting in the same way as was required for the original meeting.

30	Amendments to resolutions

30.1	A special resolution proposed for consideration at a General Meeting may only be amended by ordinary resolution to correct an obvious error.

30.2	An ordinary resolution proposed for consideration at a General Meeting may be amended by ordinary resolution provided that:

30.2.1	in the good faith opinion of the chair of the meeting, the amendment is within the scope of the business of the meeting as described and does not impose further obligations on the Company; and

30.2.2	notice of the proposed amendment is given to the Company by a person entitled to vote at the General Meeting in question at least 48 hours before the meeting or adjourned meeting (as the case may be).

31	Security arrangements and orderly conduct

31.1

The Chair and the Directors may put in place such arrangements or restrictions as they think fit to ensure the safety and security of the attendees at a General Meeting and the proper and orderly conduct of the meeting, including requiring attendees attending physically to submit to searches and/or health and safety restrictions.

31.2	The Directors may refuse entry to, or remove from, a General Meeting any member, proxy or other person who fails to comply with such arrangements or restrictions.

32	Combined physical and electronic General Meetings

32.1	The Directors may decide to hold a General Meeting as a combined physical and electronic General Meeting.

32.2	The Directors and the chair of a combined physical and electronic General Meeting may make any arrangement and impose any requirement or restriction as is:

32.2.1	necessary to ensure the identification of those taking part and the security of the electronic communication; and

32.2.2	proportionate to achieving these objectives.

32.3	All resolutions put to members at a combined physical and electronic General Meeting shall be voted on by a poll in accordance with Articles 35, 36 and 37.

32.4

Persons seeking to attend or participate in a combined physical and electronic General Meeting via an electronic platform shall be responsible for ensuring that they have access to the facilities (including, without limitation, systems, equipment and connectivity) which are necessary to enable them to attend or participate in such General Meeting. Any failure of such facilities will not affect the validity of such General Meeting or any business conducted at such General Meeting or any action taken pursuant to such General Meeting.

33	Attendance at and participation in General Meetings

33.1	The Directors may make whatever arrangements they consider appropriate to enable those attending a General Meeting to exercise their rights to speak or vote at it.

33.2

A person is able to exercise the right to speak at a General Meeting when that person is in a position to communicate, during the meeting, information and opinions which that person has on the business of the meeting.

34	Schemes of Arrangement

For the purposes of giving effect to a Scheme of Arrangement between the Company and the Shareholders (or any group of the Shareholders subject to the Scheme of Arrangement), the Directors (or a duly authorised committee of the Directors) shall only be authorised to take such action (or any actions as they may consider necessary or appropriate for carrying a Scheme of Arrangement into effect) if given prior authority by the Company’s Shareholders through the passing of a special resolution at a General Meeting.

Polls

35	Poll voting

At any General Meeting, a resolution put to the vote of the meeting shall be decided on a poll, which shall be taken in such manner as the chair of the meeting shall direct.

36	Procedure on a poll

36.1	A poll shall be taken in such manner (including by electronic means) as the chair of the meeting directs.

36.2	The chair of the meeting may appoint scrutineers (who need not be members) and shall decide how and when the result of the poll is to be declared.

36.3	On a poll, votes may be given either personally or by proxy and a person entitled to more than one vote need not use all such votes or cast all such votes in the same way.

37	Timing of poll

37.1	A poll can either be taken immediately at the meeting or within 30 days and at a place and time decided on by the chair of the meeting.

37.2

No notice is required for a poll which is not taken immediately if the time and place it is to be taken are announced at the meeting. If the time and place the poll is to be taken are not announced at the meeting, the Company must give three days’ notice of the time and place the poll is to be taken.

Votes of Members

38	Votes attaching to shares

38.1	Subject to any restrictions on voting in these Articles:

38.1.1	on a poll every member who is present in person or by proxy shall have one vote for every share of which such member is the holder;

38.1.2	on a poll every Class B Shareholder who is present in person or by proxy shall have nine votes for every Class B Share of which such member is the holder;

38.1.3	the Class B Shares shall carry no entitlement to voting rights unless:

(i)	the registered holder is an Initial Class B Shareholder; and

(ii)	the Class A Shares have been admitted to listing and/or trading on a regulated market; and

38.1.4

the entitlement to voting rights held exclusively by the Initial Class B Shareholders is non-transferable and may only be exercised by the named Initial Class B Shareholders, as set out in Schedule 1, whether in person or by proxy.

38.2	A proxy shall not be entitled to vote on a poll where the member appointing the proxy would not have been entitled to vote on the resolution had such member been present in person.

39	Validity and result of vote

Any objection to the right of any person to vote must be made at the General Meeting (or adjourned meeting) at which the vote is cast. If a vote is not disallowed at a meeting, it is valid for all purposes. Any objection must be raised with the chair of the meeting and their decision is final.

40	Restrictions on Voting – Class B Shares

40.1

Subject to Articles 40.2 to 40.4, each Class B Shareholder shall be entitled to attend and speak at any General Meeting of the Company or any meeting of the holders of any class of shares or to vote at any such meeting, and shall have the right to attend (whether in person or by proxy), to speak and to demand and vote on a poll.

40.2

The number of votes that each Class B Shareholder Group (other than Kristo Käärmann’s Class B Shareholder Group) is entitled to exercise by virtue of its consolidated holding of Class B Shares shall be capped, in accordance with Article 40.8, on the following basis and in the following circumstances in respect of each Shareholder resolution:

40.2.1

each member of the relevant Class B Shareholder Group shall be entitled to all votes attaching to the Class A Shares held by it (for the avoidance of doubt regardless of the number of Class B Shares owned by that member or by any other members of that Class B Shareholder Group and even in excess of the Non-CEO Permitted Maximum);

40.2.2

in addition to the votes under Article 40.2.1 above, each member of the relevant Class B Shareholder Group shall be entitled to any and all votes attaching to the Class B Shares held by it, provided always that the total number of votes exercisable by the Class B Shareholder Group (in aggregate across all members of the Class B Shareholder Group and including all votes attaching to Class A Shares and Class B Shares held across all members of the Class B Shareholder Group) shall not exceed the Non-CEO Permitted Maximum; and

40.2.3

in circumstances where any restriction under Article 40.2.2 above applies, the excess votes in respect of Class B Shares (over the Non-CEO Permitted Maximum) that are not exercisable in accordance with this Article 40.2 shall be deducted from the number of votes that would otherwise be exercisable by the members of the relevant Class B Shareholder Group, in each case pro rata to their holdings of Class B Shares.

40.3

The number of votes that each member of Kristo Käärmann’s Class B Shareholder Group is entitled to by virtue of its consolidated holding of Class B Shares shall be capped, in accordance with Article 40.8, on the following basis and in the following circumstances, while Kristo Käärmann is Chief Executive Officer of the Company, in respect of each Shareholder resolution:

40.3.1

each member of Kristo Käärmann’s Class B Shareholder Group shall be entitled to all votes attaching to the Class A Shares held by him or it (for the avoidance of doubt regardless of the number of Class B Shares owned by that member or by any other members of that Class B Shareholder Group and even in excess of the Non-CEO Permitted Maximum);

40.3.2

in addition to the votes under Article 40.3.1 above, each member of Kristo Käärmann’s Class B Shareholder Group shall be entitled to any and all votes attaching to the Class B Shares held by him or it, provided always that the total number of votes exercisable by his Class B Shareholder Group (in aggregate across the Class B Shareholder Group and including all votes attaching to Class A Shares and Class B Shares held across all members of his Class B Shareholder Group) shall not exceed the CEO Permitted Maximum; and

40.3.3

in circumstances where any restriction under Article 40.3.2 above applies, the excess votes in respect of Class B Shares (over the CEO Permitted Maximum) that are not exercisable in accordance with this Article 40.3 shall be deducted from the number of votes that would otherwise be exercisable by the members of Kristo Käärmann’s Class B Shareholder Group, in each case pro rata to their holdings of Class B Shares.

40.4

The number of votes that each member of Kristo Käärmann’s Class B Shareholder Group is entitled to by virtue of its consolidated holding of Class B Shares shall, in accordance with Article 40.8, be capped on the following basis and in the following circumstances at any time Kristo Käärmann is not Chief Executive Officer of the Company, in respect of each Shareholder resolution:

40.4.1

each member of Kristo Käärmann’s Class B Shareholder Group shall be entitled to all votes attaching to the Class A Shares held by him or it (for the avoidance of doubt regardless of the number of Class B Shares owned by that member or by any other members of that Class B Shareholder Group and even in excess of the Non-CEO Permitted Maximum);

40.4.2

in addition to the votes under Article 40.4.1 above, each member of Kristo Käärmann’s Class B Shareholder Group shall be entitled to any and all votes attaching to the Class B Shares held by him or it, provided always that the total number of votes exercisable by the Class B Shareholder Group (in aggregate across the Class B Shareholder Group and including all votes attaching to Class A Shares and Class B Shares held across all members of the Class B Shareholder Group) shall not exceed the Non-CEO Permitted Maximum; and

40.4.3

in circumstances where any restriction under Article 40.4.2 above applies, the excess votes in respect of Class B Shares (over the Non-CEO Permitted Maximum) that are not exercisable in accordance with this Article 40.4 shall be deducted from the number of votes that would otherwise be exercisable by the members of Kristo Käärmann’s Class B Shareholder Group, in each case pro rata to their holdings of Class B Shares.

40.5

For the avoidance of doubt, nothing in Articles 40.1 to 40.4 shall prevent any shareholder or Class B Shareholder Group from being entitled to exercise votes attaching to shares in the Company in excess of the CEO Permitted Maximum or the Non-CEO Permitted Maximum (as applicable) by virtue solely of the votes attaching to Class A Shares.

40.6

At any time when the aggregate number of a Class B Shareholder Group’s votes attaching to Shares in the Company exceeds the Non-CEO Permitted Maximum or, in the case of Kristo Käärmann’s Class B Shareholder Group, the CEO Permitted Maximum or the Non-CEO Permitted Maximum (as applicable), the Directors may deal with such votes attaching to Class B Shares as are in excess of the CEO Permitted Maximum or the Non-CEO Permitted Maximum (as applicable) as Affected Votes. The Directors shall give an Affected Vote Notice to the registered holder of any Class B Share which they determine to deal with as an Affected Vote and shall state that the provisions of Article 40.7 (all of which shall be set out in the Affected Vote Notice) are to be applied in respect of such Affected Votes.

40.7

A registered holder of Class B Shares upon whom an Affected Vote Notice has been served shall not be entitled to exercise or cast their Affected Votes at the General Meeting of the Company or any meeting of the holders of any class of shares at which such Affected Votes have been deemed effective. In the case of a General Meeting of the Company or any meeting of the holders of any class of shares, the Affected Votes shall vest in the Chair of such meeting who shall abstain from exercising or casting the Affected Votes.

40.8

For the purposes of Articles 40.2 to 40.4, votes in respect of Class B Shares shall be capped such that, on a Shareholder resolution, the number of votes eligible to be cast by a Class B Shareholder Group shall not exceed the CEO Permitted Maximum or the Non-CEO Permitted Maximum (as applicable) as a proportion of all votes eligible to be cast in respect of that Shareholder resolution. In calculating the total number of votes eligible to be cast in respect of a Shareholder resolution (as the denominator in the calculation), any Affected Votes shall be excluded thereby decreasing the total number of votes eligible to be cast and, as a consequence, decreasing the total number of votes required for a Shareholder to reach the CEO Permitted Maximum and the Non-CEO Permitted Maximum. This mechanism can be illustrated by way of a worked example as follows:

40.8.1

if there are 100 votes in the Company and Kristo Käärmann (as Chief Executive Officer of the Company) holds 60 of these votes, the voting rights that Kristo Käärmann is entitled to will exceed the CEO Permitted Maximum (for the purposes of this worked example, such threshold being after receipt of the Regulatory Approvals, namely one vote below 50 per cent.), thereby triggering the vote capping mechanism;

40.8.2

40 votes in the Company will be held by Shareholders other than Kristo Käärmann, therefore Kristo Käärmann is entitled to votes, by virtue of his Class B Shares, such that as a proportion of the aggregate of the votes Kristo Käärmann is entitled to and the votes that Shareholders other than Kristo Käärmann are entitled to, Kristo Käärmann does not exceed the CEO Permitted Maximum; and

40.8.3

Kristo Käärmann is therefore entitled to cast 39 votes in respect of that Shareholder resolution by virtue of his Class B Shares, with the voting rights he holds in excess of that number by virtue of his Class B Shares being Affected Votes.

Proxies and Corporate Representatives

41	Appointment of proxies

41.1	A member is entitled to appoint a proxy to exercise all or any of such member’s rights to attend and to speak and vote at a General Meeting.

41.2	A proxy need not be a member of the Company.

42	Multiple proxies

A member may appoint more than one proxy in relation to a meeting, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by such member.

43	Form of proxy

43.1	The appointment of a proxy must be in writing in any form which the Directors may approve and:

43.1.1	in the case of an individual, must either be signed by the appointor or the appointor’s attorney or authenticated in accordance with Article 93; and

43.1.2

in the case of a corporation, must be either given under its Seal or be signed on its behalf by an attorney or a duly authorised officer of the corporation or authenticated in accordance with Article 93.

43.2

Any signature on or authentication of such appointment need not be witnessed. Where an appointment of a proxy is signed or authenticated in accordance with Article 93 on behalf of the appointor by an attorney, the Company may treat that appointment as invalid unless the power of attorney or a notarially certified copy of the power of attorney is submitted to the Company.

44	Deposit of form of proxy

44.1	The appointment of a proxy must be received in the manner set out in the notice convening the meeting (or if no address is specified for receipt, at the Transfer Office).

44.2

A proxy form must be received at least 48 hours before the meeting or adjourned meeting to which it relates, except where a poll is taken more than 48 hours after the conclusion of a meeting or adjourned meeting, in which case it must be received at least 24 hours before the time appointed for the taking of the poll.

44.3

The Directors may at their discretion resolve that, in calculating the periods mentioned in Article 44.2, no account shall be taken of any part of any day that is not a working day (within the meaning of Section 1173 of the Companies Act).

44.4

In relation to any shares in uncertificated form, the Directors may permit a proxy to be appointed electronically in the form of an Uncertificated Proxy Instruction. They may also permit any supplement to, or amendment or revocation of, any Uncertificated Proxy Instruction to be made by a further Uncertificated Proxy Instruction. The Directors may prescribe the method used by the Company to determine it has received any such instruction. The Directors may treat any Uncertificated Proxy Instruction which appears or claims to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending the instruction to send it on behalf of that holder.

44.5	Unless the contrary is stated on the proxy form, the appointment of a proxy shall be as valid for any adjournment of a meeting as it is for the meeting to which it relates.

45	Rights of proxy

A proxy shall have the right to exercise all or any of the rights of the proxy’s appointor, or (where more than one proxy is appointed by a member) all or any of the rights attached to the shares in respect of which such person is appointed the proxy to attend, and to speak and vote, at a General Meeting.

46	Termination of proxy’s authority

46.1	Unless notice of any of the following has been received in accordance with the Companies Act, any vote cast in the manner authorised by a proxy form will be valid even if:

46.1.1	the person who appointed the proxy has died or is of unsound mind;

46.1.2	the proxy form has been withdrawn; or

46.1.3	the authority of the person who signed the proxy form for the shareholder has been withdrawn.

47	Corporations acting by representatives

Any corporation which is a member of the Company may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any General Meeting.

Directors

48	Number of Directors

The Directors shall not be less than two nor more than 20 in number, save that the Company may by ordinary resolution from time to time vary the minimum number and/or maximum number of Directors.

49	Directors’ remuneration and benefits

49.1	The ordinary remuneration of each Director shall from time to time be determined by the Directors.

49.2

Any Director who holds any executive office (including for this purpose the office of Chair whether or not such office is held in an executive capacity), or who serves on any committee of the Directors, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise or may receive such other benefits as the Directors may determine.

49.3

The Directors may repay to any Director all such reasonable expenses as that Director may incur in connection with the business of the Company, including (without limitation) in attending and returning from meetings of the Directors, any committee of the Directors or General Meetings.

49.4

The Directors shall have power to pay and agree to pay a Director’s remuneration. A Director’s remuneration may include the payment of gratuities, allowances, pensions or other retirement, superannuation, death, sickness or disability benefits to, or to any person in respect of, that Director.

50	Appointment of executive Directors and Chair

The Directors may from time to time appoint one or more of them to be the holder of any executive office they see fit (including, where considered appropriate, the office of Chair) on such terms and for such period as they may resolve and, subject to the terms of any contract entered into in any particular case, revoke or vary the terms of any such appointment.

Appointment and Retirement of Directors

51	Election or appointment of additional Director

51.1

The Company may by ordinary resolution elect, and the Directors shall have power at any time to appoint, any person to be a Director either to fill a casual vacancy or as an additional Director, but not so that the total number of Directors shall exceed the maximum number in accordance with these Articles.

51.2

No person shall be elected as a Director unless such person is recommended by the Board or the Company has received from such person confirmation in writing of that person’s willingness to be elected as a Director, no later than seven days before the General Meeting at which the relevant resolution is proposed.

52	Retirement at Annual General Meetings

52.1	At every Annual General Meeting all the Directors (being those Directors whose appointments are active as at the date of the notice convening the Annual General Meeting) shall retire from office.

52.2

A Director who retires at any Annual General Meeting shall be eligible for election or re-election, unless the Directors have resolved before the date of the notice of such Annual General Meeting not to elect or re-elect such Director at such meeting.

53	Re-election of retiring Director

53.1

Where a Director retires at an Annual General Meeting in accordance with Article 52, or otherwise, the Company may at the meeting by ordinary resolution fill the office being vacated by electing the retiring Director (if eligible for re-election). In the absence of such a resolution, the retiring Director shall nevertheless be deemed to have been re-elected except in any of the following cases:

53.1.1	where at such meeting a resolution for the re-election of such Director is put to the meeting and lost; or

53.1.2	where such Director is ineligible for re-election or has given notice in writing to the Company that he/she is unwilling to be re-elected.

53.2

The retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for the retiring Director’s re-election is put to the meeting and lost. Accordingly, a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

54	Termination of office

54.1	The office of a Director is terminated if:

54.1.1	the Director becomes prohibited by law from acting as a Director or ceases to be a Director by virtue of any provision of the Companies Act;

54.1.2	the Company has received notice of the Director’s resignation or retirement from office and such resignation or retirement from office has taken effect in accordance with its terms;

54.1.3	the Director has retired at an Annual General Meeting in accordance with Article 52, or otherwise, and any of Articles 53.1.1 or 53.1.2 applies;

54.1.4

the Director has a bankruptcy order made against her/him, compounds with her/him creditors generally or applies to the court for an interim order under Section 253 of the Insolvency Act 1986 in connection with a voluntary arrangement under that Act or any analogous event occurs in relation to the Director in another country;

54.1.5

an order is made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for the Director’s detention or for the appointment of another person (by whatever name called) to exercise powers with respect to the Director’s property or affairs;

54.1.6	the Director is absent from meetings of the Directors for six months without permission and the Directors have resolved that the Director’s office be vacated;

54.1.7	notice of termination is served or deemed served on the Director and that notice is given by all the Director’s co-Directors for the time being; or

54.1.8

in the case of a Director other than the Chair and any Director holding an executive office, the Directors resolve to require the Director to resign and the Director fails to do so within 30 days of notification of such resolution being served or deemed served on the Director.

54.2

The appointment of any Director to the office of Chair shall automatically terminate if such Director ceases to be a Director. Other Director appointments will, where the relevant Director ceases to be Director, only terminate if the contract or resolution appointing the Director to such post says so.

54.3	Any termination of a Director’s appointment under this Article 54 shall be deemed to be an act of the Company.

55	Removal of Director by resolution of the Company

The Company may remove any Director from office by ordinary resolution of which special notice has been given and elect another person in place of that Director. Such removal may take place despite any provision of these Articles or of any agreement between the Company and such Director.

Meetings and Proceedings of Directors

56	Convening of meetings of Directors

56.1

Subject to the provisions of these Articles, the Directors may meet together and otherwise regulate their proceedings as they think fit. At any time, any Director may call a meeting of the Directors by giving notice to the other Directors. Notice may be sent to any address provided by the Director and need not be in writing.

56.2	Any Director may waive notice of any meeting and any such waiver may be retroactive.

56.3

The Directors shall be deemed to meet together if they are in separate locations but are linked by communication equipment which allows those participating to hear and speak to each other. Such a meeting shall be deemed to take place where the largest group of Directors participating is assembled or, if there is no such group, where the chair of the meeting then is.

57	Quorum at board meetings

The quorum necessary for the transaction of business of the Directors may be fixed from time to time by the Directors (provided it may not exceed the number of Directors at any time) and unless so fixed at any other number shall be two. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

58	Chair and Senior Independent Director

The Directors may elect from among themselves a Chair and the Senior Independent Director to deputise for the Chair and decide the period for which each is to hold office. If no Chair or Senior Independent Director has been appointed or if at any meeting of the Directors no Chair or Senior Independent Director is present within five minutes after the time appointed for holding the meeting, the Directors present may choose one of themselves to be chair of the meeting.

59	Casting vote

Questions arising at any meeting of the Directors shall be determined by a majority of votes. In the case of an equality of votes, the chair of the meeting shall have a second or casting vote.

60	Number of Directors below minimum

If and for so long as the number of Directors is reduced below the minimum number in accordance with Article 48, the continuing Directors may act for the purpose of appointing such number of additional Directors as is required to meet the minimum or of summoning General Meetings, but not for any other purpose. If no Directors are able or willing to act, then any two members may summon a General Meeting for the purpose of appointing Directors.

61	Directors’ written resolutions

61.1	Any Director may, and the Secretary at the request of a Director shall, propose a written resolution by giving written notice to the other Directors.

61.2	A Directors’ written resolution is adopted when all the Directors who would have been entitled to vote on such resolution if it had been proposed at a meeting of the Directors have:

61.2.1	signed one or more copies of it; or

61.2.2	otherwise indicated their agreement to it in writing.

61.3	A Directors’ written resolution is not adopted if the number of Directors who have signed it is less than the quorum for Directors’ meetings.

61.4	Once a Directors’ written resolution has been adopted, it must be treated as if it had been a resolution passed at a Directors’ meeting in accordance with the Articles.

62	Validity of proceedings

All acts done by any meeting of Directors, any committee of the Directors, or any person acting as a member of any such committee, shall as regards all persons dealing in good faith with the Company be valid, even if:

62.1	there was some defect in the appointment of any Director or any such persons;

62.2	any such persons were disqualified or had vacated office; or

62.3	any such persons were not entitled to vote.

Directors’ Interests

63	Directors’ interests - general

63.1	For the purposes of Articles 63 to 67, a person is connected with a Director if that person is connected for the purposes of Section 252 of the Companies Act.

63.2

Where a Director has an interest which can reasonably be regarded as likely to give rise to a conflict of interest, the Director may, and shall if so requested by the other Directors, take such additional steps as may be necessary or desirable to manage the conflict of interest. These steps may include complying with any procedures laid down by the Board to manage conflicts of interest generally, or carrying out any specific procedures approved by the Board for managing the situation or matter in question, including (without limitation) the Director:

63.2.1	not attending any meetings of the Directors at which the relevant situation or matter falls to be considered; and

63.2.2

not reviewing documents or information made available to the Directors generally in relation to such situation or matter and/or arranging for such documents or information to be reviewed by a professional adviser to ascertain the extent to which it might be appropriate for the Director concerned to have access to such documents or information.

63.3	The Company may by ordinary resolution ratify any contract, transaction or arrangement, or other proposal, not properly authorised by reason of a breach of any provisions of Articles 63 to 67.

64	Authorisation of Directors’ interests

64.1	For the purposes of Section 175 of the Companies Act, the Directors can authorise any matter which:

64.1.1	would or could be a breach of a Director’s duty under that section; or

64.1.2	may conflict with the interests of the Company.

64.2	Any authorisation of a matter under this Article 64 may:

64.2.1	extend to any actual or potential conflict of interest which may arise out of the matter so authorised;

64.2.2	be subject to such conditions or limitations as the Directors may resolve, whether at the time such authorisation is given or subsequently; and

64.2.3	be terminated by the Directors at any time,

and a Director shall comply with any obligations imposed on the Director by the Directors under any such authorisation.

64.3

A Director does not have to hand over to the Company any benefit they receive (or a person connected with them receives) as a result of anything the Board has authorised under this Article 64. No contract, transaction or arrangement can be set aside because of any Director’s interest or benefit which has been so authorised.

65	Permitted interests

65.1	Subject to compliance with Article 65.2, a Director can have the following interests:

65.1.1	a Director (or a person connected with the Director) can be a director or other officer of, or employed by, or can otherwise be interested in any Relevant Company;

65.1.2	a Director (or a person connected with the Director) can have an interest in any Relevant Company that the Company also has an interest in or be a party to a contract with that Relevant Company;

65.1.3

a Director (or a person connected with the Director or any firm the Director is a partner, employee or shareholder of) can do professional work for any Relevant Company (other than as Auditor) whether or not the Director or the person connected with the Director is paid for the work;

65.1.4	a Director can have an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest;

65.1.5	a Director can have an interest of which the Director is not aware; or

65.1.6	a Director can have any other interest authorised by ordinary resolution.

No authorisation under Section 175 of the Companies Act is required for any interests under this Article 65.1.

65.2

A Director shall declare the nature and extent of any interest permitted under Article 65.1, and not falling with Article 65.3, at a meeting of the Directors or in such other manner as the Directors may resolve.

65.3	No declaration of an interest shall be required by a Director in relation to an interest:

65.3.1	falling within Article 65.1.4 or Article 65.1.5;

65.3.2	if the other Directors are already aware of such interest (and for this purpose the other Directors are treated as aware of anything of which they ought reasonably to be aware); or

65.3.3

if, or to the extent that, it concerns the terms of the Director’s service contract (as defined in Section 227 of the Companies Act) that have been or are to be considered by a meeting of the Directors, or by a committee of Directors appointed for the purpose under these Articles.

65.4	A Director does not have to hand over to the Company any benefit he or she (or a person connected with him or her) receives:

65.4.1	from any contract, transaction or arrangement or from any such office or employment or from any interest in any Relevant Company; or

65.4.2	for any payment as referred to in Article 65.1, and

no such contract, transaction or arrangement can be set aside on the grounds of any such interest or benefit.

65.5	For the purposes of this Article 65, “Relevant Company” shall mean:

65.5.1	the Company;

65.5.2	a subsidiary undertaking of the Company;

65.5.3	any parent undertaking of the Company or a subsidiary undertaking of any such parent undertaking;

65.5.4	any body corporate promoted by the Company; or

65.5.5	any body corporate in which the Company is otherwise interested.

66	Restrictions on quorum and voting

66.1

Unless provided for in this Article 66, and whether or not the interest is one which is authorised pursuant to Article 64 or permitted under Article 65, a Director shall not be entitled to vote on any resolution in respect of any contract, transaction or arrangement, or any other proposal, in which the Director (or a person connected with the Director) is interested. Any vote of a Director in respect of a matter where the Director is not entitled to vote shall be disregarded.

66.2	A Director shall not be counted in the quorum at a meeting of the Directors in relation to any resolution on which the Director is not entitled to vote.

66.3

A Director shall (in the absence of some other interest than is set out below) be entitled to vote, and be counted in the quorum, in respect of any resolution concerning any contract, transaction or arrangement, or any other proposal:

66.3.1	in which the Director has an interest of which the Director is not aware;

66.3.2	in which the Director has an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest;

66.3.3	in which the Director has an interest only by virtue of interests in shares, debentures or other securities of the Company, or by reason of any other interest in or through the Company;

66.3.4

which involves the giving of any security, guarantee or indemnity to the Director or any other person in respect of (i) money lent or obligations incurred by the Director or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings or (ii) a debt or other obligation of the Company or any of its subsidiary undertakings for which the Director has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

66.3.5

concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings (i) in which offer the Director is or may be entitled to participate as a holder of securities or (ii) in the underwriting or sub-underwriting of which the Director is to participate;

66.3.6

concerning any other body corporate in which the Director is interested, directly or indirectly and whether as an officer, shareholder, creditor, employee or otherwise, provided that the Director (together with persons connected with the Director) is not the holder of, or beneficially interested in, 1 per cent. or more of the issued equity share capital of any class of such body corporate or of the voting rights available to members of the relevant body corporate;

66.3.7

relating to an arrangement for the benefit of the employees or former employees of the Company or any of its subsidiary undertakings which does not award the Director any privilege or benefit not generally awarded to the employees or former employees to whom such arrangement relates;

66.3.8	concerning the purchase or maintenance by the Company of insurance for any liability for the benefit of Directors or for the benefit of persons who include Directors;

66.3.9	concerning the giving of indemnities in favour of Directors;

66.3.10

concerning the funding of expenditure by any Director or Directors (i) on defending criminal, civil or regulatory proceedings or action against the Director or them, (ii) in connection with an application to the court for relief, or (iii) on defending the Director or them in any regulatory investigations;

66.3.11	concerning the doing of anything to enable any Director or Directors to avoid incurring expenditure as described in Article 66.3.10; and

66.3.12	in respect of which the Director’s interest, or the interest of Directors generally, has been authorised by ordinary resolution.

66.4

This Article 66 applies if the Directors are considering proposals to appoint two or more Directors to positions with the Company or any company that the Company is interested in. It also applies if the Directors are considering setting or changing the terms of an appointment. These proposals can be split up to deal with each proposed Director separately. If this is done, each proposed Director can vote and be included in the quorum for each resolution, except the one concerning him or her.

66.5

If any question comes up at a meeting about whether a Director has a material interest or whether they can vote or be counted in the quorum, and the Director does not agree to abstain from voting on the issue or not be counted in the quorum, the question will be referred to the chair of the meeting. The chair’s ruling about the question is conclusive, unless the nature or extent of the Director’s interests has not been fairly disclosed to the Board. If the chair is the Director in question, the question will be decided by a resolution of the Board (the chair will be counted in the quorum but will not vote on the matter) and the resolution will be final unless the nature or extent of the chair’s interest (so far as it is known to them) has not been fairly disclosed to the Board.

67	Confidential information

67.1

Subject to Article 67.2, if a Director, otherwise than by virtue of the Director’s position as Director, receives information in respect of which the Director owes a duty of confidentiality to a person other than the Company, the Director shall not be required to:

67.1.1	disclose such information to the Company or to the Directors, or to any Director, officer or employee of the Company; or

67.1.2	otherwise use or apply such confidential information for the purpose of or in connection with the performance of the Director’s duties as a Director.

67.2

Where such duty of confidentiality arises out of a situation in which the Director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, Article 67.1 shall apply only if the conflict arises out of a matter which has been authorised under Article 64 or falls within Article 65.

67.3

This Article 67 does not affect any equitable principle (rule of fairness) or rule of law which may excuse or release the Director from disclosing information, in circumstances where disclosure may otherwise be required under this Article 67.

Powers of Directors

68	General powers

The Directors shall manage the business and affairs of the Company and may exercise all powers of the Company other than those that are required by the Legislation or by these Articles to be exercised by the Company in General Meeting.

69	Bank mandates

The Directors may by resolution authorise such person or persons as they think fit to act as signatories to any bank account of the Company and may amend or remove such authorisation from time to time by resolution. The Directors may by resolution delegate the power to authorise persons to act as signatories to any bank account of the Company.

70	Borrowing powers

70.1	Subject to these Articles, the Directors may exercise all the powers of the Company to:

70.1.1	borrow money;

70.1.2	mortgage or charge all or any part or parts of its undertaking, property and assets (present or future) and uncalled capital; and

70.1.3	issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Delegation of Powers

71	Appointment and constitution of committees

71.1

The Directors may delegate any of their powers or discretions (including all powers and discretions whose exercise involves or may involve the payment of remuneration to, or the conferring of any other benefit on, all or any of the Directors) to such person (who may or may not be a Director) or committee (comprising any number of persons, who need not be Directors) and in such manner as they think fit. Any such delegation may be either in parallel with or in place of their own powers and the Directors may revoke or alter the terms of any such delegation. Any such person or committee shall, unless the Directors otherwise resolve, have power to sub-delegate any of the powers or discretions delegated to them.

71.2

Any reference in these Articles to the exercise of a power or discretion by the Directors shall include a reference to the exercise of such power or discretion by any person or committee to whom it has been delegated.

71.3

The Directors may make regulations in relation to the proceedings of committees. Subject to any such regulations, the meetings and proceedings of any committee consisting of two or more persons shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors.

72	Appointment of attorney

72.1

The Directors may from time to time appoint any company, firm or person or the members of a group which changes over time, whether nominated directly or indirectly by the Directors, to be the attorneys of the Company for such purposes and with such powers, authorities and discretions and for such period and subject to such conditions as they may think fit.

72.2	The Directors may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in the attorney.

Secretary

73	Secretary

The Secretary shall be appointed by the Directors on such terms and for such period as they may think fit. Any Secretary so appointed may at any time be removed from office by the Directors. The Board can also remove the Company Secretary, but this does not affect any claim for damages against the Company for breach of any contract of employment they may have. If thought fit, two or more persons may be appointed as joint secretaries.

The Securities Seal

74	The Securities Seal

The Securities Seal shall only be used for sealing securities issued by the Company and documents creating or evidencing securities so issued. The Securities Seal and the Seal shall not be used without the authority of the Directors or of a committee authorised by the Directors for that purpose.

Authentication of Documents

75	Authentication of documents

75.1	Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate:

75.1.1	any document affecting the Articles;

75.1.2	any resolution passed at a General Meeting or at a meeting of the Directors or any committee; and

75.1.3	any record, document or account relating to the business of the Company,

and to certify copies or extracts as true copies or extracts.

75.2

A document which appears to be a copy of a resolution, or an extract from the minutes of any meeting which is certified in accordance with this Article 75 shall be conclusive evidence for anyone dealing with the Company that such resolution has been properly passed or that the extract is a true and accurate record of proceedings at a valid meeting.

Dividends

76	Declaration of final dividends

76.1	The Company may by ordinary resolution declare final dividends.

76.2	No dividend shall be declared unless it has been recommended by the Directors and does not exceed the amount recommended by the Directors.

76.3	The Company is not permitted to declare or distribute dividends in respect of Class B Shares (which carry no rights to distributions except in accordance with Article 86).

76.4	None of the Class A Shares hold a preferential right to dividends.

77	Fixed and interim dividends

77.1	If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may:

77.1.1	not pay fixed dividends on Class A Shares and Class B Shares but may pay fixed dividends on future share classes carrying a fixed dividend expressed to be payable on fixed dates; and

77.1.2	pay interim dividends on shares of any class (other than Class B Shares) of such amounts and on such dates and in respect of such periods as they think fit.

77.2	Provided the Directors act in good faith, they shall not incur any liability to the holders of any shares for any loss they may suffer by the lawful payment of any dividend.

78	Non-cash distributions

78.1

If the Directors recommend this, the shareholders can pass an ordinary resolution to pay or make a dividend or other distribution to the holders of shares (other than Class B Shares) in whole or in part by transferring non-cash assets or by procuring the receipt by such shareholders of non-cash assets.

78.2	Where any difficulty arises in regard to a non-cash distribution, the Directors may make such arrangements as they think fit, including:

78.2.1	authorising any person to sell or transfer any fractional entitlements (or ignoring any fractional entitlements altogether);

78.2.2	fixing the value for distribution purposes of any of the assets to be transferred;

78.2.3	paying cash to any distribution recipient on the basis of the value fixed for the assets in order to secure equality of distribution; and

78.2.4	vesting any assets in trustees.

79	Ranking of shares for dividend

79.1	All dividends shall be:

79.1.1	declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

79.1.2	apportioned and paid proportionately to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid.

80	Manner of payment of dividends

80.1	Any sum payable by the Company in respect of a share shall be paid to:

80.1.1	the holder of that share;

80.1.2	if the share is held by more than one person, whichever of the Joint Holders’ names appears first in the Register;

80.1.3	if the member is no longer entitled to the share, the person or persons entitled to it; or

80.1.4	such other person or persons as the member (or, in the case of Joint Holders, all of them) may direct,

and such person shall be the “payee” for the purpose of this Article 80.

80.2	Such sum payable by the Company may be paid:

80.2.1	by bank transfer to such account as the payee or payees shall in writing direct;

80.2.2	(if so authorised by the holder of shares in uncertificated form) using the facilities of a Relevant System (subject to the facilities and requirements of the Relevant System); or

80.2.3	by such other method of payment as the payee or payees and the Directors may agree.

80.3

Any sum payable by the Company in respect of a share may be paid in such currency as the Directors may resolve, provided that prior to payment of any such sum a relevant member may request the Company settle payment to them in a currency of their choice. In such case, the Directors may (but are not obliged to) settle payment to such member in the requested currency using the same exchange rate available at such time to a customer of the Company and subject to the payment by the member of any fee that would be charged to a customer of the Company.

81	Record date for dividends

81.1

Any resolution for the declaration or payment of a dividend on shares of any class may specify that the dividend shall be payable to the persons registered as the holders of such shares at a specified time on a particular date (the “Record Date”).

81.2

If no Record Date is specified then, unless the terms of issue of the shares in question provide otherwise, the dividend shall be paid by reference to each member’s holding of shares at close of business on the date of the ordinary resolution (in the case of a final dividend) or board resolution (in the case of an interim dividend) approving the payment of that dividend.

81.3	The Record Date may be a date prior to that on which the resolution is passed.

82	No interest on dividends

The Company shall not pay interest on any sum payable by the Company in respect of a share unless the terms of issue or any agreement between the Company and the holder of that share provide otherwise.

83	Unclaimed dividend

83.1

The Company may cease to send payments of dividends on any shares if payments in respect of at least two consecutive dividends have failed or been returned undelivered but, subject to the provisions of these Articles, shall recommence sending payments in respect of any dividends payable on those shares if the person entitled to them claims the arrears of dividend and confirms payment details to the Company.

83.2	A dividend will be treated as unclaimed if:

83.2.1

a payee does not specify a bank account, or other details necessary in order to make a payment of a sum payable by the Company in respect of a share by the means by which the Directors have decided that a payment is to be made and such details are necessary in order for the Company to make the relevant payment in accordance with such decision or election; or

83.2.2	if a payment cannot be made by the Company using the details provided by the payee.

83.3

Any unclaimed dividends may be invested or otherwise applied for the benefit of the Company until they are claimed and, if the Directors decide to pay unclaimed dividends into a separate account of the Company for any purpose, the Company will not be deemed to be a trustee of such money for any person.

83.4

Any dividend which has not been claimed for 12 years after the date on which it was declared or became due for payment will be forfeited and belong to the Company. The Company shall not be liable for or required to account to the relevant member or person entitled by operation of law to such dividends. The Company shall be entitled to use such dividends for the Company’s benefit, as the Directors may think fit.

83.5

If the Company sells shares in accordance with Article 21, any sum that has not been claimed by a member (or person entitled by operation of law) to such sums shall be forfeited and shall revert to the Company when such shares are sold. The Company shall be entitled to use such unclaimed sums for the Company’s benefit in any manner that the Directors may think fit.

84	Waiver of dividend

A shareholder or other person entitled to a dividend may waive it in whole or in part. The waiver of any dividend shall be effective only if such waiver is in writing and signed or authenticated in accordance with Article 93 by the shareholder or the person entitled to the dividend and delivered to the Company.

Scrip Dividends

85	Scrip dividends

85.1

The Directors may offer to holders of shares (other than Class B Shares) the right to elect to receive an allotment of new shares (“Scrip Shares”) credited as fully paid in lieu of the whole or part of a dividend.

85.2

The Directors may, without the need for any further ordinary resolution, offer rights of election in respect of any dividend declared or proposed after the date of the adoption of these Articles and at or prior to the next Annual General Meeting.

85.3

The Directors shall not allot Scrip Shares unless so authorised by ordinary resolution. Such a resolution may give authority in relation to particular dividends or may extend to all dividends declared or paid in the period specified in the resolution. This period may not be longer than three years from the date of the resolution.

85.4	The Directors may offer such rights of election to shareholders either:

85.4.1	in respect of the next dividend proposed to be paid; or

85.4.2

in respect of that dividend and all subsequent dividends, until such time as the election is revoked or the authority given pursuant to Article 85.3 expires without being renewed (whichever is the earlier).

85.5

The number of Scrip Shares to be allotted in lieu of any amount of dividend shall be decided by the Directors and shall be such whole number of shares as have a value equal to or as near as possible to but in no event greater than such amount. For such purpose, the value of a share shall be the average of the middle market quotations of a share on the London Stock Exchange, as derived from the Daily Official List, on each of the first five dealing days on which the shares are quoted as being “ex” the relevant dividend (meaning they trade without the right to the relevant dividend).

85.6

If the Directors decide to offer a right of election, they shall give written notice to the shareholders specifying the procedures to be followed in order to exercise such right. For those shareholders who have elected to receive shares in lieu of all future dividends, the Company shall send such shareholder a reminder of the election made, indicating how that election may be revoked in time for the next dividend proposed to be paid.

85.7	If a member has elected to receive Scrip Shares in place of a dividend (the “elected Shares”) the following provisions shall apply:

85.7.1	such number of Scrip Shares as are calculated in accordance with Article 85.5 shall be allotted to the holders of the elected Shares;

85.7.2	unless the CREST Regulations require otherwise, if the elected Shares are in uncertificated form on the Record Date then the Scrip Shares shall be issued as uncertificated shares;

85.7.3	if the elected Shares are in certificated form on the Record Date then the Scrip Shares shall be issued as certificated shares;

85.7.4

the Directors shall capitalise, in accordance with the provisions of Article 6, a sum equal to the aggregate nominal amount of Scrip Shares to be allotted and shall apply that sum in paying up in full the appropriate number of new ordinary shares for allotment and distribution to and amongst the holders of the elected Shares; and

85.7.5	the Scrip Shares allotted shall rank equally in all respects with the fully paid shares then in issue, save only as regards participation in the relevant dividend.

85.8

No fraction of a share shall be allotted. The Directors may make such provision as they think fit for any fractional entitlements, including that the whole or part of the benefit of those fractions accrues to the Company or that the fractional entitlements are accrued and/or retained on behalf of any shareholder.

85.9

The Directors may resolve that rights of election shall not be made available to any shareholders in jurisdictions where the Directors consider it reasonably necessary, including to comply with, or avoid the requirements of, local law or regulation.

85.10

In relation to any particular proposed dividend, the Directors may in their absolute discretion resolve and shall so resolve if the Company has insufficient reserves or otherwise does not have the necessary authorities or approvals to issue new shares:

85.10.1	that shareholders shall not be entitled to make any election to receive shares in place of a cash dividend and that any election previously made shall not extend to such dividend; or

85.10.2	at any time prior to the allotment of the shares which would otherwise be allotted in lieu of that dividend, that all elections to take shares shall be treated as not applying to that dividend,

and, if so, the dividend shall be paid in cash as if no elections had been made in respect of it.

Liquidation Preference

86	Liquidation Preference

86.1

On a distribution of assets on a liquidation or winding up, the surplus assets of the Company remaining after payment of its liabilities shall be applied (to the extent that the Company is lawfully permitted to do so):

86.1.1	first, to the extent outstanding, repaying in full to the holder of any Redeemable Reorganisation Shares the amount paid up on such shares;

86.1.2

second, in paying to each of the Class B Shareholders the nominal value of their Class B Shares (provided that, if there are insufficient surplus assets to pay the amounts per share equal to the nominal value, the remaining surplus assets shall be distributed to the Class B Shareholders pro rata to the aggregate amounts otherwise due to them under this Article 86.1.2); and

86.1.3	third, the balance of the surplus assets (if any) shall be distributed among the Class A Shareholders pro rata to the number of Class A Shares held.

Redemption of Shares

87	Initial redeemable shares and non-redeemability of Class A Shares

87.1	The Company may issue any shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holder.

87.2

Any redeemable non-voting preference shares in issue immediately following the Share for Share Exchange (the “Redeemable Reorganisation Shares”) may be redeemed by the Company at their nominal amount at any time determined by the Directors and, upon any such redemption, such Redeemable Reorganisation Shares shall be cancelled.

87.3

Each Class A Share shall be fully paid up on issue. The Class A Shares are not redeemable and, subject to this Article 87, there shall not be, and the Directors shall be under no obligation at any time to effect, any return of any amount paid up in respect of any Class A Share (whether in respect of its nominal value or by way of premium).

Accounts

88	Access to accounting records

No person shall have any right simply by virtue of being a member to inspect any account or book or document of the Company except as conferred by the Legislation or ordered by a court of competent jurisdiction or authorised by the Directors.

Communications with Members

89	Service of notices

89.1	The Company may send or supply all types of notices, documents or information to members by electronic means and/or by making such notices, documents or information available on a website.

89.2

Subject to Articles 89 to 91 which will take priority, the Company Communications Provisions govern how the Company sends or receives notices, documents or information and communications relating to Joint Holders, and deceased and bankrupt members.

89.3

Any notice, document, share certificate, or information which is sent or supplied by the Company in hard copy form and which is sent by pre-paid post and properly addressed, shall be deemed to have been received by the intended recipient at the expiration of 48 hours after the time it was posted. In proving such receipt, it shall be sufficient to show that such notice, document or information was properly addressed, pre-paid and posted.

89.4

Any notice, document or information which is sent by the Company by electronic means shall be deemed to have been received by the intended recipient 24 hours after it was transmitted, and it shall be sufficient to show that such notice, document or information was properly addressed to prove such receipt.

89.5

Any notice, document or information which is sent by the Company by means of a website shall be deemed to have been received when the material was first made available on the website or, if later, when the recipient is deemed to have received notice of the fact that the material was available on the website.

89.6

An accidental failure to send or subsequent late sending of, or non-receipt by any person entitled to, any notice of, or other document or information relating to, any meeting or other proceeding shall not invalidate the relevant meeting or proceeding.

90	Communication with Joint Holders

90.1

The Company will consider anything which needs to be agreed by Joint Holders as agreed when the first Joint Holder who is listed on the Register has agreed. The Company will treat a notice given to the first Joint Holder in this way as given to all of the Joint Holders.

90.2	When a notice or document is given to Joint Holders, it will be given to the first Joint Holder who is listed on the Register.

90.3

Where more than one Joint Holder gives instructions or notifications to the Company under these Articles then (unless the Articles provide otherwise) the Company shall recognise the instructions or notifications of whichever of the Joint Holders’ names appears first in the Register.

90.4

If two or more persons are registered as Joint Holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder or otherwise by operation of law, any one of them may give instructions to the Company and give effectual receipts for any dividend or other moneys payable or property distributable in respect of the share.

91	Deceased or bankrupt members

91.1	A person who claims to be entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law shall supply to the Company:

91.1.1	such evidence as the Directors may reasonably require to show such person’s title to the share; and

91.1.2	an address at which notices may be sent or supplied to such person.

91.2	Subject to complying with Article 91.1, such a person shall be entitled to:

91.2.1

have sent or supplied to such address any notice, document or information to which the relevant member would have been entitled. Any notice, document or information so sent or supplied shall for all purposes be deemed to be duly sent or supplied to all persons interested in the share (whether jointly with or as claiming through or under such person); and

91.2.2

give instructions or notifications to the Company pursuant to these Articles in relation to the relevant shares and the Company may treat such instruction or notification as duly given by all persons interested in the share (whether jointly with or as claiming through or under such person).

91.3

Unless a person entitled to the share has complied with Article 91.1, any notice, document or information sent or supplied to the address of any member pursuant to these Articles shall be deemed to have been duly sent or supplied in respect of any share registered in the name of such member as sole or first named Joint Holder. This Article shall apply even if such member is dead or bankrupt or in liquidation, and whether or not the Company has notice of such member’s death or bankruptcy or liquidation.

92	Failure to supply address

92.1	The Company shall not be required to send notices, documents or information to a member who has not supplied to the Company either a postal address or an electronic address for the service of notices.

92.2

If the Company sends more than one document to a member on separate occasions during a 12-month period and each of them is returned undelivered, that member will not be entitled to receive notices from the Company until the member has supplied a new postal or electronic address for the service of notices.

93	Signature or authentication of documents sent by electronic means

93.1

Where these Articles require a notice or other document to be signed or authenticated by a member or other person, then any notice or other document sent or supplied in electronic form is sufficiently authenticated in:

93.1.1	any manner authorised by the Company Communications Provisions; or

93.1.2	in such other manner as may be approved by the Directors.

93.2

The Directors may specify ways for validating a notice or other document, and any such notice or other document not validated in the way the Company specifies shall be deemed not to have been received by the Company.

94	Statutory provisions as to notices

Nothing in any of Articles 89 to 93 shall affect any provision of the Legislation that requires or permits any particular notice, document or information to be sent or supplied in any particular manner.

Directors’ Liabilities

95	Indemnity

95.1	So far as may be permitted by the Legislation, every Relevant Officer may be indemnified by the Company out of its own funds against:

95.1.1

any liability incurred by or attaching to the Relevant Officer in connection with any negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Company or any Associated Company of the Company other than:

(i)	any liability to the Company or any Associated Company; and

(ii)	any liability of the kind referred to in Section 234(3) of the Companies Act; and

95.1.2

any other liability incurred by or attaching to the Relevant Officer in relation to or in connection with the Relevant Officer’s duties, powers or office, including in connection with the activities of the Company or an Associated Company in its capacity as a trustee of an occupational pension scheme.

95.2

Where a Relevant Officer is indemnified against any liability in accordance with this Article 95, such indemnity may extend to all costs, charges, losses, expenses and liabilities incurred by the Relevant Officer in relation thereto.

95.3	In this Article 95:

95.3.1	“Associated Company” shall have the same meaning as in Section 256 of the Companies Act; and

95.3.2	“Relevant Officer” means a Director, former Director or Secretary of the Company or of an Associated Company of the Company.

96	Insurance

96.1	Without prejudice to Article 95, the Directors shall have power to purchase and maintain insurance for or for the benefit of:

96.1.1	any person who is or was at any time a Director or Secretary of any Relevant Company (as defined in Article 96.2); or

96.1.2	any person who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested,

including insurance against any liability (including all costs, charges, losses and expenses in relation to such liability) incurred by or attaching to such person in relation to such person’s duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme.

96.2	For the purpose of Article 96.1, “Relevant Company” shall mean

96.2.1	the Company;

96.2.2	any parent undertaking of the Company;

96.2.3

any other body, whether or not incorporated, in which the Company or such parent undertaking or any of the predecessors of the Company or of such parent undertaking has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company; or

96.2.4	any subsidiary undertaking of the Company or of such other body.

97	Defence expenditure

97.1	So far as may be permitted by the Legislation, the Company may:

97.1.1	provide a Relevant Officer with funds to meet expenditure incurred or to be incurred by the Relevant Officer:

(i)

in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Company or an Associated Company of the Company; or

(ii)	in connection with any application for relief under the provisions mentioned in Section 205(5) of the Companies Act; and

97.1.2	do anything to enable any such Relevant Officer to avoid incurring such expenditure.

97.2	The terms set out in Section 205(2) of the Companies Act shall apply to any provision of funds or other things done under Article 97.1.

97.3	So far as may be permitted by the Legislation, the Company:

97.3.1

may provide a Relevant Officer with funds to meet expenditure incurred or to be incurred by the Relevant Officer in defending himself/herself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Company or any Associated Company of the Company; and

97.3.2	may do anything to enable any such Relevant Officer to avoid incurring such expenditure.

97.4	In this Article 97:

97.4.1	“Associated Company” shall have the same meaning as in Section 256 of the Companies Act; and

97.4.2	“Relevant Officer” means a Director, former Director or Secretary of the Company or of an Associated Company of the Company.

98	Shares not otherwise subject to the Scheme

98.1

In this Article only, references to the “Scheme” are references to the scheme of arrangement between the Company and its members dated 3 July 2025 under Part 26 of the Companies Act 2006, in its original form or with or subject to any modification, addition or condition approved or imposed by the High Court and (save as defined in this Article) expressions defined in the Scheme shall have the same meaning in this Article.

98.2

Notwithstanding any other provisions in these Articles, if any Wise Shares are allotted and issued to any person other than Wise Holdco (and/or its nominee) (a “New Member”) after the time at which this Article becomes effective and before the Scheme Record Time, such Wise Shares shall be allotted and issued subject to the terms of the Scheme and shall be Scheme Shares for the purposes thereof and the New Member, and any subsequent holder other than Wise Holdco and/or its nominee or nominees, shall be bound by the terms of the Scheme.

99	Definitions and Interpretation

In these Articles (if not inconsistent with the subject or context), the provisions of this Article 99 apply:

99.1

Any reference to issued shares of any class (whether of the Company or of any other company) shall not include any shares of that class held as treasury shares except where the contrary is expressly provided.

99.2

Words denoting the singular shall include the plural and vice versa. Words denoting the masculine shall include the feminine. Words denoting persons shall include bodies corporate and unincorporated associations.

99.3

Words or expressions contained in these Articles which are not defined in Article 99.12 but are defined in the Companies Acts shall have the same meaning as in the Companies Acts (but excluding any modification of the Companies Acts not in force at the date these Articles took effect) unless inconsistent with the subject or context.

99.4	References to an Article are to a numbered paragraph of these Articles.

99.5	The words “including” and “include” and words of similar effect shall not be deemed to limit the general effect of the words which precede them.

99.6

References to any statute or statutory provision shall be construed as relating to any statutory modification or re-enactment for the time being in force (whether coming into force before or after the incorporation of the Company).

99.7

References to a share (or to a holding of shares) being in certificated or uncertificated form are references, respectively, to that share being a certificated or an uncertificated unit of a security for the purposes of the CREST Regulations.

99.8	Subject to Article 11.3, the provisions of these Articles relating to General Meetings and to the proceedings at such meetings shall apply to separate meetings of a class of shareholders.

99.9	References to a person being present at a General Meeting include a person present by corporate representative.

99.10

Except as provided above, any words or expressions defined in the Companies Acts or the CREST Regulations shall (if not inconsistent with the subject or context) bear the same meanings in these Articles.

99.11	These Articles are subject to the provisions of Legislation as applicable.

99.12	Definitions:

address	means any address or number (including, in the case of any Uncertificated Proxy Instruction, an identification number of a participant in the Relevant System) used for the purposes of sending or receiving notices, documents or information by electronic means and/or by means of a website;

Admission	means the admission of all or any of the Class A Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) to or the grant of permission by any like authority for the same to be admitted to or traded or quoted the Official List of the United Kingdom Listing Authority or the AIM Market operated by the London Stock Exchange Plc or any other recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

Affected Vote Notice	means a notice in writing served in accordance with the provisions of Article 40.6;

Affected Vote(s)	means any Class B Share votes which shall be treated as such pursuant to Article 40.6;

Annual General Meeting	means a General Meeting held as the Company’s annual general meeting in accordance with Section 336 of the Companies Act;

Auditor	means the auditor of the Company from time to time;

Board	means the board of Directors of the Company;

CEO Permitted Maximum

means:

(a)   until such time as:

(i) the Regulatory Approvals have been granted; or

(ii)  due to the Company’s licensing arrangements, the Regulatory Approvals are no longer required,

in each case only when the satisfaction of such condition has been approved by the Board, one vote below 25 per cent. of the aggregate number of votes attaching to Shares eligible to be cast in respect of that Shareholder resolution (such aggregate number of votes, for the avoidance of doubt, excluding any Affected Votes); and

(b)   at all other times following the Board’s approval of the satisfaction of condition (a)(i) or (a)(ii) above, one vote below 50 per cent. of the aggregate number of votes attaching to Shares eligible to be cast in respect of that Shareholder resolution (such aggregate number of votes, for the avoidance of doubt, excluding any Affected Votes);

Chair	means the chair of the Board, from time to time;

Class A Shareholder(s)	means the registered holders of Class A Shares;

Class A Share(s)	means the class A ordinary shares in the capital of the Company from time to time;

Class B Share Issue	has the meaning given to it in Article 13.1.1, being the issue and allotment of such number of Class B Shares as is required to satisfy the Share for Share Exchange and allotment and issuance of Class B Shares to the Initial Class B Shareholders in the amounts and proportions as are required to satisfy the Share for Share Exchange;

Class B Shareholder(s)	means the registered holders of Class B Shares;

Class B Shareholder Group(s)	means the groups of Initial Class B Shareholders, as set out in Schedule 1 (such Schedule 1 being not capable of amendment, save for updates to reflect any redemption and cancellation of Class B Shares);

Class B Share(s)	means the class B ordinary shares in the capital of the Company from time to time, including, for the avoidance of doubt, the Initial Class B Shares;

clear days	means a period of notice of the specified length excluding the day of the meeting and the day on which the notice is given;

combined physical and electronic General Meeting	means a General Meeting convened and held in accordance with these Articles and which persons may attend either at a physical place of meeting or via an electronic platform;

Companies Acts or Companies Act	references to the Companies Acts shall have the same meaning as in Section 2 of the Companies Act 2006 in so far as they apply to the Company, and references to the Companies Act shall mean the Companies Act 2006 solely;

Company Communications Provisions	shall have the same meaning as in Section 1143 of the Companies Act 2006;

Corresponding Class A Shares	means the Class A Shares that correspond to Initial Class B Shares as set out Schedule 1 (such Schedule 1 being not capable of amendment, save for updates to reflect any redemption and cancellation of Class B Shares);

CREST Regulations	means The Uncertificated Securities Regulations 2001;

Directors	means the directors of the Company;

electronic form	shall have the same meaning as in the Company Communications Provisions;

electronic means	shall have the same meaning as in the Company Communications Provisions;

electronic platform	means any form of electronic platform or facility and includes, without limitation, website addresses, application technology and conference call systems;

General Meeting	means any general meeting of the Company, including any general meeting held as the Company’s Annual General Meeting or separate meetings of any class of members or debenture holders and whether held as a physical General Meeting or as a combined physical and electronic General Meeting;

hard copy form	shall have the same meaning as in the Company Communications Provisions;

in writing	means written or produced by any substitute for writing (including anything in electronic form) or partly one and partly another;

Initial Class B Shareholder(s)	means the holders of Initial Class B Shares, as set out in Schedule 1 (such Schedule 1 being not capable of amendment, save for updates to reflect any redemption and cancellation of Class B Shares);

Initial Class B Shares	means the Class B Shares issued to the Initial Class B Shareholders in the Class B Share Issue;

Joint Holder(s)	means the holder or holders of shares that are held jointly by more than one person;

Legislation	means the Companies Acts, the CREST Regulations and every other enactment for the time being in force concerning companies and affecting the Company;

London Stock Exchange	means London Stock Exchange plc;

Month	means calendar month;

Non-CEO Permitted Maximum

means:

(a)   until such time as:

(i) the Regulatory Approvals have been granted; or

(ii)  due to the Company’s licensing arrangements, the Regulatory Approvals are no longer required,

in each case only when the satisfaction of such condition has been approved by the Board, one vote below 25 per cent. of the aggregate number of votes attaching to Shares eligible to be cast in respect of that Shareholder resolution (such aggregate number of votes, for the avoidance of doubt, excluding any Affected Votes); and

(b)   at all other times following the Board’s approval of the satisfaction of condition (a)(i) or (a)(ii) above, one vote below 35 per cent. of the aggregate number of votes attaching to Shares eligible to be cast in respect of that Shareholder resolution (such aggregate number of votes, for the avoidance of doubt, excluding any Affected Votes);

Office	means the registered office of the Company for the time being;

paid	means paid or credited as paid;

person entitled	means, in relation to a share, a person entitled to that share by reason of the death or bankruptcy of a member or otherwise by operation of law;

physical General Meeting	means any General Meeting which persons may attend only at a physical place of meeting;

present	means, for the purposes of a physical General Meeting, present at a physical place of meeting or, for the purposes of a combined physical and electronic General Meeting, either present at a physical place of meeting or present by attending via an electronic platform;

Redeemable Reorganisation Shares	has the meaning given in Article 87.2;

Register	means the register of members of the Company;

Regulatory Approvals	means, to the extent applicable: (i) the mandatory regulatory approval required from the Hong Kong Customs and Excise Department with respect to the control of issued share capital, voting rights, and/or management of the Company; and (ii) the mandatory regulatory approvals required from the U.S. states of New York and Virginia with respect to the control of issued share capital, voting rights, and/or management of the Company;

relevant holder	means a holder of shares who is a member or a person who is entitled by virtue of operation of law on death, bankruptcy or operation of law for the purposes of Article 21;

Relevant System	means a computer-based system, and procedures, which enable title to units of a security to be evidenced and transferred without a written instrument pursuant to the CREST Regulations;

Scheme of Arrangement	means a scheme of arrangement between the Company and the Shareholders (or any group of the Shareholders) under Part 26 of the Companies Act;

Seal	means the common seal of the Company;

Secretary	means the secretary of the Company and any person appointed by the Directors to perform any of the duties of the secretary including, a joint, assistant or deputy secretary;

Securities Seal	means an official seal (which may be printed) kept by the Company for sealing securities issued by the Company, or for sealing documents creating or evidencing securities so issued, as permitted by the Companies Acts;

Senior Independent Director	means a senior independent director of the Company, from time to time;

Shareholder	means the holder of any Shares;

Share for Share Exchange	means the acquisition by the Company of the entire issued and to be issued share capital of TransferWise Ltd (company number 07209813) in consideration for the issue of shares in the Company to the shareholders of TransferWise Ltd in proportion to their shareholdings prior to the Share for Share Exchange;

Shares	means the Class A Shares and the Class B Shares from time to time;

these/the Articles	means these Articles of Association as from time to time altered;

Transfer Office	means the place where the Register is situated for the time being;

Uncertificated Proxy Instruction	means a properly authenticated dematerialised instruction, and/or other instruction or notification, sent by means of a Relevant System to a participant in that system acting on behalf of the Company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the Relevant System);

United Kingdom	means the United Kingdom of Great Britain and Northern Ireland; and

Year	means calendar year.

Schedule 1

Initial Class B Shareholders

		Page

Preliminary		1

1	Default Articles not to apply	1
2	Liability of members	1

Shares		1

3	Shares and special rights	1
4	Commissions on issue of shares	1
5	Fractions arising on consolidation, subdivision or capitalisation	1
6	Capitalisation of profits and reserves	2

Share Certificates		3

7	Issue of share certificates	3
8	Form of share certificate	3
9	Replacement of share certificates	3

Shares not held in Certificated Form		4

10	Uncertificated shares	4

Variation of Rights		4

11	Manner of variation of rights	4
12	Matters not constituting variation of rights	5
13	Allotment of Class B Shares and Holdings of Corresponding Class A Shares	5

Transfer of Shares		6

14	Form of transfer	6
15	Non-transferability of Class B Shares	6
16	Right to refuse registration	7

Persons automatically entitled to shares by law		7

17	Persons entitled to shares on death	7
18	Election by persons entitled to shares by operation of law	8
19	Rights of persons entitled to shares by operation of law	8
20	Prior notices binding	8

Untraced Shareholders		8

21	Untraced shareholders	8

General Meetings		9

22	Annual General Meetings	9
23	Convening of General Meetings	9
24	Postponement or cancellation of General Meetings	10

Notice of General Meetings		10

25	Notice of General Meetings	10

i

(continued)

		Page

Proceedings at General Meetings		10

26	Chair	10
27	Requirement for Quorum at General Meetings	10
28	Adjournment	11
29	Notice of adjourned meeting	11
30	Amendments to resolutions	11
31	Security arrangements and orderly conduct	12
32	Combined physical and electronic General Meetings	12
33	Attendance at and participation in General Meetings	13
34	Schemes of Arrangement	13

Polls		13

35	Poll voting	13
36	Procedure on a poll	13
37	Timing of poll	13

Votes of Members		14

38	Votes attaching to shares	14
39	Validity and result of vote	14
40	Restrictions on Voting – Class B Shares	14

Proxies and Corporate Representatives		17

41	Appointment of proxies	17
42	Multiple proxies	17
43	Form of proxy	17
44	Deposit of form of proxy	18
45	Rights of proxy	18
46	Termination of proxy’s authority	19
47	Corporations acting by representatives	19

Directors		19

48	Number of Directors	19
49	Directors’ remuneration and benefits	19
50	Appointment of executive Directors and Chair	20

Appointment and Retirement of Directors		20

51	Election or appointment of additional Director	20
52	Retirement at Annual General Meetings	20
53	Re-election of retiring Director	20
54	Termination of office	21
55	Removal of Director by resolution of the Company	22

ii

(continued)

		Page

Meetings and Proceedings of Directors		22

56	Convening of meetings of Directors	22
57	Quorum at board meetings	22
58	Chair and Senior Independent Director	22
59	Casting vote	22
60	Number of Directors below minimum	23
61	Directors’ written resolutions	23
62	Validity of proceedings	23

Directors’ Interests		23

63	Directors’ interests - general	23
64	Authorisation of Directors’ interests	24
65	Permitted interests	24
66	Restrictions on quorum and voting	26
67	Confidential information	27

Powers of Directors		28

68	General powers	28
69	Bank mandates	28
70	Borrowing powers	28

Delegation of Powers		29

71	Appointment and constitution of committees	29
72	Appointment of attorney	29

Secretary		29

73	Secretary	29

The Securities Seal		30

74	The Securities Seal	30

Authentication of Documents		30

75	Authentication of documents	30

Dividends		30

76	Declaration of final dividends	30
77	Fixed and interim dividends	30
78	Non-cash distributions	31
79	Ranking of shares for dividend	31
80	Manner of payment of dividends	31
81	Record date for dividends	32
82	No interest on dividends	32
83	Unclaimed dividend	33
84	Waiver of dividend	33

iii

(continued)

		Page

Scrip Dividends		34

85	Scrip dividends	34

Liquidation Preference		35

86	Liquidation Preference	35

Redemption of Shares		36

87	Initial redeemable shares and non-redeemability of Class A Shares	36

Accounts		36

88	Access to accounting records	36

Communications with Members		36

89	Service of notices	36
90	Communication with Joint Holders	37
91	Deceased or bankrupt members	37
92	Failure to supply address	38
93	Signature or authentication of documents sent by electronic means	38
94	Statutory provisions as to notices	38

Directors’ Liabilities		39

95	Indemnity	39
96	Insurance	39
97	Defence expenditure	40
98	Shares not otherwise subject to the Scheme	41
99	Definitions and Interpretation	41

iv